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                                                                   Exhibit 12(a)

                      HSBC AMERICAS, INC. AND SUBSIDIARIES
                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                        (Excluding Interest on Deposits)
                          (In Millions, Except Ratios)

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

                                                            Three Months
                                                          Ended March 31,(a)         Years Ended December 31,
                                                          ---------------     ----------------------------------------------
                                                          1998      1997      1997      1996      1995      1994       1993
                                                          ----      ----      ----      ----      ----      ----       ----
Income (Loss) Before Cumulative Effect of Change
  in Accounting Principle                                 $ 123     $ 115     $ 471     $ 380     $ 284     ($ 37)     ($230)
Applicable Income Tax Expense                                66        49       193       171        52       126         22
Undistributed Equity Earnings(b)                              1         0(c)      2         2         0(c)      4          4
Fixed Charges:
  Interest On:
    Borrowed Funds                                           51        32       197       121        81        81         83
    Long-Term Debt                                           27        22       112        48        50        86        116
One Third of Rents, Net of Income from Subleases  (d)         3         4        14        12        12        11         14
                                                          -----     -----     -----     -----     -----     -----      -----
Total Fixed Charges                                          81        58       323       181       143       178        213
Earnings Before Taxes Based on Income
  and Fixed Charges                                       $ 269     $ 222     $ 985     $ 730     $ 479     $ 263      $   1
                                                          =====     =====     =====     =====     =====     =====      =====
Consolidated Ratio of Earnings to
  Combined Fixed Charges                                   3.32      3.83      3.05      4.03      3.35      1.48       0.00
                                                          =====     =====     =====     =====     =====     =====      =====
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